Exhibit 99.2

Item 7.     Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors. See “Forward Looking Statements.” This Management’s Discussion and Analysis of Financial Condition and Results of Operations has been revised for entities that have been treated as discontinued operations through September 30, 2006 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and to reflect the Company’s June 1, 2006 two-for-one split of its voting common stock in the form of a stock dividend.

Overview

We are the second largest automotive retailer in the United States as measured by total revenues and have the highest concentration of revenues from foreign and premium brands among the publicly-traded automotive retailers. As of March 1, 2006, we owned and operated 171 franchises in the United States and 118 franchises outside of the U.S., primarily in the United Kingdom. We offer a full range of vehicle brands, with 90% of our total revenue in 2005 generated from the sales of foreign brands such as BMW, Honda, Lexus, Mercedes and Toyota. Sales relating to premium brands, such as Audi, BMW, Cadillac and Porsche, represented 58% of our total revenue. In addition to selling new and used vehicles, we offer a full range of maintenance and repair services, and we facilitate the sale of third-party finance and insurance products, third-party extended service contracts and replacement and aftermarket automotive products.

Our results for the year ended December 31, 2005 include $8.2 million ($5.2 million after-tax), or $0.06 per share, of earnings attributable to the sale of all the remaining variable profits relating to the pool of extended service contracts sold at our dealerships over the past five years, and $1.9 million ($1.2 million after tax), or $0.01 per share of severance charges. In addition, 2004 results include an $11.5 million ($7.2 million after tax), or $0.08 per share, gain resulting from the sale of an investment and an $8.4 million ($5.3 million after tax), or $0.06 per share, gain resulting from a refund of U.K. consumption taxes. These 2004 gains were offset in part by non-cash charges of $7.8 million ($4.9 million after tax), or $0.05 per share, principally in connection with the planned relocation of certain U.K. franchises as part of our ongoing facility enhancement program.

New vehicle revenues include sales to retail customers and to leasing companies providing consumer automobile leasing. Used vehicle revenues include amounts received for used vehicles sold to retail customers and leasing companies providing consumer automobile leasing. We generate finance and insurance revenues from sales of third-party extended service contracts, other third-party insurance policies, and fees for facilitating the sale of third-party finance and lease contracts as well as the sale of certain other products.

Service and parts revenues include fees paid for repair, maintenance and collision services, the sale of replacement parts and the sale of aftermarket accessories.

We and Sirius Satellite Radio Inc. (“Sirius”) have agreed to jointly promote Sirius Satellite Radio service. Pursuant to the terms of our arrangement with Sirius, our domestic dealerships endeavor to order a significant percentage of eligible vehicles with a factory installed Sirius radio. We and Sirius have also agreed to jointly market the Sirius service under a best efforts arrangement. Our costs relating to such marketing initiatives are expensed as incurred. As compensation for our efforts, we received warrants to purchase ten million shares of Sirius common stock at $2.392 per share in 2004 that are earned ratably on an annual basis through January 2009. Two million of these warrants were earned in each of 2004 and in 2005 and which vested in the first quarter of 2005 and 2006, respectively. We exercised the warrants and sold the underlying stock we received upon vesting. The earning of these warrants may be accelerated based on us attaining specified subscription targets. We measure the fair value of the warrants earned ratably on the date they are earned as there are no significant disincentives for non-performance. Since we can reasonably estimate the number of warrants that will be earned pursuant to the ratable schedule, the estimated fair value (based on current fair value) of these warrants is being recognized ratably during each annual period.

We also received an additional ten million warrants to purchase Sirius common stock at $2.392 per share which are earned upon our sale of certain units pertaining to specified brands. We earned 522,400 of these warrants in 2005. Since we cannot reasonably estimate the number of warrants that will be earned subject to the sale of certain units pertaining to specified brands, the fair value of these warrants is being recognized when they are earned.

The value of Sirius stock has been and is expected to be subject to significant fluctuations, which may result in variability in the amount we earn under this arrangement. The warrants may be cancelled if certain performance targets are not met or upon the termination of our arrangement. We may not be able to achieve any of the performance targets outlined in the warrants.

Our gross profit tends to vary with the mix of revenues we derive from the sale of new vehicles, used vehicles, finance and insurance products, and service and parts. Our gross profit generally varies across product lines, with vehicle sales usually resulting in lower gross profit margins and our other revenues resulting in higher gross profit margins. Factors such as seasonality, weather, cyclicality and manufacturers’ advertising and incentives may impact the mix of our revenues, and therefore influence our gross profit margin.

Our selling expenses consist of advertising and compensation for sales personnel, including commissions and related bonuses. General and administrative expenses include compensation for administration, finance, legal and general management personnel, rent, insurance, utilities and other outside services. A significant portion of our selling expenses are variable, and a significant portion of our general and administrative expenses are subject to our control, allowing us to adjust them over time to reflect economic trends.

Floor plan interest expense relates to indebtedness incurred in connection with the acquisition of new and used vehicle inventories. Other interest expense consists of interest charges on all of our interest-bearing debt, other than interest relating to floor plan financing.

We have acquired a number of dealerships each year since our inception. Our financial statements include the results of operations of the acquired dealerships from the date of acquisition. We have also sold certain dealerships which have been treated as discontinued operations in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting For the Impairment or Disposal of Long-Lived Assets.

The future success of our business will likely be dependent on, among other things, our ability to consummate and integrate acquisitions, our ability to increase sales of higher margin products, especially service and parts services, our ability to realize returns on our significant capital investment in new and upgraded dealerships, and the success of our foreign operations. See “Forward-Looking Statements.”

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the application of accounting policies that often involve making estimates and employing judgments. Such judgments influence the assets, liabilities, revenues and expenses recognized in our financial statements. Management, on an ongoing basis, reviews these estimates and assumptions. Management may determine that modifications in assumptions and estimates are required, which may result in a material change in our results of operations or financial position.

The following are the accounting policies applied in the preparation of our financial statements that management believes are most dependent upon the use of estimates and assumptions.

Revenue Recognition

Vehicle, Parts and Service Sales

We record revenue when vehicles are delivered and title has passed to the customer, when vehicle service or repair work is performed and when parts are delivered to our customers. Sales promotions that we offer to customers are accounted for as a reduction of sales at the time of sale. Rebates and other incentives offered directly to us by manufacturers are recognized as earned.

Finance and Insurance Sales

We arrange financing for customers through various financial institutions and receive a commission from the lender equal to either the difference between the interest rates charged to customers and the interest rates set by the financing institution or a flat fee. We also receive commissions for facilitating the sale of various third-party insurance products to customers, including credit and life insurance policies and extended service contracts. These commissions are recorded as revenue at the time the customer enters into the contract. In the case of finance contracts, a customer may prepay or fail to pay their contract, thereby terminating the contract. Customers may also terminate extended service contracts, which are fully paid at purchase, and become eligible for refunds of unused premiums. In these circumstances, a portion of the commissions we receive may be charged back to us based on the relevant terms of the contracts. The revenue we record relating to commissions is net of an estimate of the amount of chargebacks we will be required to pay. Such estimate of chargeback exposure is based on our historical experience with similar contracts, including the impact of refinance and default rates on retail finance contracts and cancellation rates on extended service contracts and other insurance products.

      Intangible Assets and Impairment Testing

     Our principal intangible assets relate to our franchise agreements with vehicle manufacturers, which represent the estimated value of franchises acquired in business combinations, and goodwill, which represents the excess of cost over the fair value of tangible and identified intangible assets acquired in connection with business combinations. Intangible assets other than goodwill are required to be amortized over their estimated useful lives. We believe the franchise values of our dealerships have an indefinite useful life based on the following facts:

  Automotive retailing is a mature industry and is based on franchise agreements with the vehicle manufacturers;

  There are no known changes or events that would alter the automotive retailing franchise environment;

  Certain franchise agreement terms are indefinite;

  Franchise agreements that have limited terms have historically been renewed without substantial cost; and

  Our history shows that manufacturers have not terminated franchise agreements.

Impairment Testing

Intangible assets are reviewed for impairment on at least an annual basis. Franchise value impairment is assessed through a comparison of the net book values of our franchises with their estimated fair values. An indicator of impairment exists if the carrying value of a franchise exceeds its estimated fair value and an impairment loss may be recognized. We also evaluate the remaining useful lives of our franchises in connection with the annual impairment testing to determine whether events and circumstances continue to support indefinite useful lives. Goodwill impairment is assessed at the reporting unit level. An indicator of impairment exists if the carrying amount of the goodwill attributable to a reporting unit is determined to exceed its estimated fair value and an impairment loss may be recognized. The fair value of the goodwill attributable to the reporting unit is determined using a discounted cash flow approach, which includes assumptions regarding revenue and profitability growth, residual values and our cost of capital. If future events and circumstances cause significant changes in the underlying assumptions and result in a reduction of our estimates of fair value, we may incur an impairment charge.

Investments

Investments include marketable securities and investments in businesses accounted for under the equity method. Marketable securities include investments in debt and equity securities. Marketable securities held by us are typically classified as available for sale and are stated at fair value on our balance sheet with unrealized gains and losses included in other comprehensive income (loss), a separate component of stockholders’ equity. Declines in investment values that are deemed to be other than temporary would be an indicator of impairment and may result in an impairment charge reducing the investments’ carrying value to fair value. A majority of our investments are in joint venture relationships that are more fully described in “Joint Venture Relationships” below. Such joint venture relationships are accounted for under the equity method, pursuant to which we record our proportionate share of the joint venture’s income each period.

Self-Insurance

We retain risk relating to certain of our general liability insurance, workers’ compensation insurance and employee medical benefits in the United States. As a result, we are likely to be responsible for a majority of the claims and losses incurred under these programs. The amount of risk we retain varies by program, and, for certain exposures, we have pre-determined maximum exposure limits for certain insurance periods. The majority of losses, if any, above the pre-determined exposure limits are paid by third-party insurance carriers. Our estimate of future losses is prepared by management using our historical loss experience and industry-based development factors.

Income Taxes

Tax regulations may require items to be included in our tax return at different times than the items are reflected in our financial statements. Some of these differences are permanent, such as expenses that are not deductible on our tax return, and some are timing differences, such as the timing of depreciation expense. Timing differences create deferred tax assets and liabilities. Deferred tax assets generally represent items that can be used as a tax deduction or credit in our tax return in future years for which we have already recorded the tax effect in our financial statements. Deferred tax liabilities generally represent expenses recognized in our financial statements which have not yet been recognized as an expense in our tax return or deductions taken on our tax return that have not yet been recognized as expense in our financial statements. We establish valuation allowances for our deferred tax assets if the amount of expected future taxable income is not likely to allow for the use of the deduction or credit.

New Accounting Pronouncements

Statement of Financial Accounting Standards (“SFAS”) No. 151, “Inventory Costs” requires abnormal amounts of inventory costs related to idle facility, freight, handling and wasted materials to be recognized as current period expenses. SFAS 151 is effective for us on January 1, 2006. We do not believe this pronouncement will have a material effect on consolidated operating results, financial position or cash flows.

SFAS No. 154, “Accounting Changes and Error Corrections — A Replacement of Accounting Principles Board (“APB”) Opinion No. 20 and SFAS No. 3” requires all direct financial statement effects caused by a voluntary change in accounting principle to be applied retrospectively to prior period financial statements as if the new principle had always been applied, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change in principle. APB Opinion No. 20 and SFAS No. 3 previously required that a voluntary change in accounting principle be recognized as a cumulative effect in the period of change. SFAS No. 154 is effective for us on January 1, 2006. We do not believe this pronouncement will have a material effect on consolidated operating results, financial position or cash flows.

Financial Accounting Standards Board (“FASB”) Staff Position FAS 13-1, “Accounting for Rental Costs Incurred During a Construction Period” (“FSP FAS 13-1”) requires companies to expense real estate rental costs under operating leases during periods of construction and is effective for us on January 1, 2006. FSP FAS 13-1 does not require retroactive application. We do not believe this pronouncement will have a material effect on consolidated operating results, financial position or cash flows.

FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations — an Interpretation of FASB Statement No. 143” clarifies the timing of liability recognition for legal obligations associated with an asset retirement when the timing and (or) method of settling obligations are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN No. 47 did not have a material effect on consolidated operating results, financial position or cash flows.

Emerging Issues Task Force (“EITF”) issue No. 05-06 “Determining the Amortization Period for Leasehold Improvements Purchased after Lease Inception or Acquired in a Business Combination” requires that leasehold improvements that are placed in service significantly after and not contemplated at or near the beginning of the lease term or that are acquired in a business combination should be amortized over the shorter of the useful life of the assets or a term that includes the remaining lease periods, including renewals that are deemed to be reasonably assured as of the date the leasehold improvements are purchased or the date of acquisition, as applicable. EITF No. 05-06 was effective for us on July 1, 2005. The adoption of EITF No. 05-06 did not have a material effect on consolidated operating results, financial position or cash flows.

Results of Operations

The following tables present comparative financial data relating to our operating performance in the aggregate and on a “same store” basis. Dealership results are only included in same store comparisons when we have consolidated the acquired entity during the entirety of both periods being compared. As an example, if a dealership was acquired on January 15, 2004, the results of the acquired entity would be included in same store comparisons beginning with 2006 versus 2005.

Total Retail Data			2005 vs. 2004				2004 vs. 2003
	2005	2004	Change	% Change	2004	2003	Change	% Change
Total retail unit sales	257,865	235,117	22,748	9.7%	235,117	215,113	20,004	9.3%
Total same store retail unit sales	228,341	224,643	3,698	1.6%	206,044	204,228	1,816	0.9%

Total retail sales revenue	$9,293.8	$8,181.6	$1,112.2	13.6%	$8,181.6	$6,881.0	$1,300.6	18.9%
Total same store retail sales revenue	$8,180.2	$7,778.0	$402.2	5.2%	$6,953.6	$6,461.6	$492.0	7.6%

Total retail gross profit	$1,531.6	$1,314.1	$217.5	16.6%	$1,314.1	$1,075.7	$238.4	22.2%
Total same store retail gross profit	$1,353.3	$1,244.3	$109.0	8.8%	$1,119.1	$1,009.7	$109.4	10.8%

Total retail gross margin	16.5%	16.1%	0.4%	2.5%	16.1%	15.6%	0.5%	3.2%
Total same store retail gross margin	16.5%	16.0%	0.5%	3.1%	16.1%	15.6%	0.5%	3.2%

Units

Retail data includes retail new vehicle, retail used vehicle, finance and insurance and service and parts transactions. Retail unit sales of vehicles increased by 22,748, or 9.7%, from 2004 to 2005 and increased by 20,004, or 9.3%, from 2003 to 2004. The increase from 2004 to 2005 is due to an 19,050 unit increase from net dealership acquisitions during the year, coupled with a 3,698, or 1.6%, increase in same store retail unit sales. The increase in same store retail unit sales in 2005 is due primarily to an increase in new vehicles sales. The increase from 2003 to 2004 is due to an 18,188 unit increase from net dealership acquisitions during the year coupled with a 1,816, or 0.9%, increase in same store retail unit sales.

Revenues

Retail sales revenue increased $1,112.2 million, or 13.6%, from 2004 to 2005 and increased $1,300.6 million, or 18.9%, from 2003 to 2004. The increase from 2004 to 2005 is due to a $402.2 million, or 5.2%, increase in same store revenues, coupled with a $710.0 million increase from net dealership acquisitions during the year. The same store revenue increase is due to: (1) an $798, or 2.5%, increase in average new vehicle revenue per unit, which increased revenue by $122.2 million, (2) a $996, or 4.0%, increase in average used vehicle revenue per unit, which increased revenue by $71.1 million, (3) a $65, or 7.3%, increase in average finance and insurance revenue per unit, which increased revenue by $14.6 million, (4) a $68.2 million, or 7.8%, increase in service and parts revenues, and (5) the 1.6% increase in retail unit sales, which increased revenue by $126.1 million. The increase from 2003 to 2004 is due to a $492.0 million, or 7.6%, increase in same store revenues coupled with an $808.6 million increase from net dealership acquisitions during the year. The same store revenue increase is due to: (1) a $1,386, or 4.6%, increase in average new vehicle revenue per unit, which increased revenue by $193.4 million, (2) a $1,928, or 8.7% increase in average used vehicle revenue per unit, which increased revenue by $122.7 million, (3) an $81, or 9.8%, increase in average finance and insurance revenue per unit, which increased revenue by $16.5 million, (4) a $91.1 million, or 13.2%, increase in service and parts revenues, and (5) the 0.9% increase in retail unit sales, which increased revenue by $68.3 million.

Gross Profit

Retail gross profit increased $217.5 million, or 16.6%, from 2004 to 2005 and increased $238.4 million, or 22.2%, from 2003 to 2004. The increase from 2004 to 2005 is due to a $109.0 million, or 8.8%, increase in same store gross profit, coupled with a $108.5 million increase from net dealership acquisitions during the year. The same store gross profit increase is due to: (1) a $126, or 4.6%, increase in average gross profit per new vehicle retailed, which increased gross profit by $19.3 million, (2) a $202, or 9.3%, increase in average gross profit per used vehicle retailed, which increased gross profit by $14.4 million, (3) a $65, or 7.3%, increase in average finance and insurance revenue per unit, which increased gross profit by $14.6 million, (4) a $46.8 million, or 9.9%, increase in service and parts gross profit, and (5) the 1.6% increase in retail unit sales, which increased gross profit by $13.9 million. The increase from 2003 to 2004 is due to a $109.4 million, or 10.8%, increase in same store gross profit coupled with a $129.0 million increase from net dealership acquisitions during the year. The same store gross profit increase is due to: (1) a $144, or 5.8%, increase in average gross profit per new vehicle retailed, which increased gross profit by $20.1 million, (2) a $238, or 12.1%, increase in average gross profit per used vehicle retailed, which increased gross profit by $15.1 million, (3) an $81, or 9.8%, increase in average finance and insurance revenue per unit, which increased gross profit by $16.5 million, (4) a $50.6 million, or 13.8%, increase in service and parts gross profit, and (5) the 0.9%, increase in retail unit sales, which increased gross profit by $7.1 million.

New Vehicle Data			2005 vs. 2004				2004 vs. 2003
	2005	2004	Change	% Change	2004	2003	Change	% Change
New retail unit sales	176,985	159,933	17,052	10.7%	159,933	145,931	14,002	9.6%
Same store new retail unit sales	156,927	153,091	3,836	2.5%	142,425	139,550	2,875	2.1%

New retail sales revenue	$5,852.3	$5,152.2	$700.1	13.6%	$5,152.2	$4,416.4	$735.8	16.7%
Same store new retail sales revenue	$5,155.6	$4,907.4	$248.2	5.1%	$4,459.8	$4,176.3	$283.5	6.8%

New retail sales revenue per unit	$33,066	$32,214	$852	2.6%	$32,214	$30,263	$1,951	6.4%
Same store new retail sales revenue per unit	$32,854	$32,056	$798	2.5%	$31,313	$29,927	$1,386	4.6%

Gross profit - new	$511.8	$444.6	$67.2	15.1%	$444.6	$370.1	$74.5	20.1%
Same store gross profit - new	$446.4	$416.3	$30.1	7.2%	$373.9	$346.2	$27.7	8.0%

Average gross profit per new vehicle retailed	$2,892	$2,780	$112	4.0%	$2,780	$2,536	$244	9.6%
Same store average gross profit per new vehicle retailed	$2,845	$2,719	$126	4.6%	$2,625	$2,481	$144	5.8%

Gross margin % - new	8.7%	8.6%	0.1%	1.2%	8.6%	8.4%	0.2%	2.4%
Same store gross margin % - new	8.7%	8.5%	0.2%	2.4%	8.4%	8.3%	0.1%	1.2%

Units

Retail unit sales of new vehicles increased 17,052 units, or 10.7%, from 2004 to 2005 and increased 14,002 units, or 9.6%, from 2003 to 2004. The increase from 2004 to 2005 is due to a 3,836 unit, or 2.5%, increase in same store retail unit sales coupled with a 13,216 unit increase from net dealership acquisitions during the year. The increase from 2003 to 2004 is due to a 2,875 unit, or 2.1%, increase in same store retail unit sales coupled with an 11,127 unit increase from net dealership acquisitions during the year. We believe that the same store increases in 2004 and 2005 are due in part to our brand mix, which includes a concentration of foreign and premium nameplates, offset by lower new unit sales at our domestic brand dealerships.

Revenues

New vehicle retail sales revenue increased $700.1 million, or 13.6%, from 2004 to 2005 and increased $735.8 million, or 16.7%, from 2003 to 2004. The increase from 2004 to 2005 is due to a 248.2 million, or 5.1%, increase in same store revenues coupled with a $451.9 million increase from net dealership acquisitions during the year. The same store revenue increase is due to the 2.5% increase in retail unit sales, which increased revenue by $126.0 million, coupled with an $798, or 2.5%, increase in comparative average selling price per unit, which increased revenue by $122.2 million. The increase from 2003 to 2004 is due to a $283.5 million, or 6.8%, increase in same store revenues coupled with a $452.3 million increase from net dealership acquisitions during the year. The same store revenue increase is due to the 2.1% increase in retail unit sales, which increased revenue by $90.1 million, coupled with a $1,386, or 4.6%, increase in comparative average selling price per unit, which increased revenue by $193.4 million.

Gross Profit

Retail gross profit from new vehicle sales increased $67.2 million, or 15.1%, from 2004 to 2005 and increased $74.5 million, or 20.1%, from 2003 to 2004. The increase from 2004 to 2005 is due to a $30.1 million, or 7.2%, increase in same store gross profit, coupled with a $37.1 million increase from net dealership acquisitions during the year. The same store retail gross profit increase is due to the 2.5% increase in new retail unit sales, which increased gross profit by $10.8 million, coupled with a $126, or 4.6%, increase in average gross profit per new vehicle retailed, which increased gross profit by $19.3 million. The increase from 2003 to 2004 is due to a $27.7 million, or 8.0%, increase in same store gross profit, coupled with a $46.8 million increase from net dealership acquisitions during the year. The same store retail gross profit increase is due to the 2.1% increase in new retail unit sales, which increased gross profit by $7.6 million, coupled with a $144, or 5.8%, increase in average gross profit per new vehicle retailed, which increased gross profit by $20.1 million.

Used Vehicle Data			2005 vs. 2004				2004 vs. 2003
	2005	2004	Change	% Change	2004	2003	Change	% Change
Used retail unit sales	80,880	75,184	5,696	7.6%	75,184	69,182	6,002	8.7%
Same store used retail unit sales	71,414	71,552	(138)	(0.2%)	63,619	64,678	(1,059)	(1.6%)

Used retail sales revenue	$2,119.9	$1,899.5	$220.4	11.6%	$1,899.5	$1,554.9	$344.6	22.2%
Same store used retail sales revenue	$1,861.8	$1,794.2	$67.6	3.8%	$1,527.7	$1,428.5	$99.2	6.9%

Used retail sales revenue per unit	$26,210	$25,265	$945	3.7%	$25,265	$22,476	$2,789	12.4%
Same store used retail sales revenue per unit	$26,071	$25,075	$996	4.0%	$24,014	$22,086	$1,928	8.7%

Gross profit - used	$191.5	$163.5	$28.0	17.1%	$163.5	$137.4	$26.1	19.0%
Same store gross profit - used	$169.9	$155.8	$14.1	9.1%	$140.8	$127.7	$13.1	10.3%

Average gross profit per used vehicle retailed	$2,367	$2,175	$192	8.8%	$2,175	$1,986	$189	9.5%
Same store average gross profit per used vehicle retailed	$2,379	$2,177	$202	9.3%	$2,213	$1,975	$238	12.1%

Gross margin % - used	9.0%	8.6%	0.4%	4.7%	8.6%	8.8%	(0.2%)	(2.3%)
Same store gross margin % - used	9.1%	8.7%	0.4%	4.6%	9.2%	8.9%	0.3%	3.4%

Units

Retail unit sales of used vehicles increased 5,696 units, or 7.6%, from 2004 to 2005 and increased 6,002 units, or 8.7%, from 2003 to 2004. The increase from 2004 to 2005 is due primarily to a 5,834 unit increase from net dealership acquisitions during the year. We believe that the flat same store sales are due in large part to a challenging used vehicle market in the U.S. during 2005. The increase from 2003 to 2004 is due to a 7,061 unit increase from net dealership acquisitions during the year, offset by a 1,059 unit, or 1.6%, decrease in same store used retail unit sales due in large part to the challenging used vehicle market in the U.S. during 2004.

Revenues

Used vehicle retail sales revenue increased $220.4 million, or 11.6%, from 2004 to 2005 and increased $344.6 million, or 22.2%, from 2003 to 2004. The increase from 2004 to 2005 is due to a $67.6 million, or 3.8%, increase in same store revenues coupled with a $152.8 million increase from net dealership acquisitions during the year. The same store revenue increase is due primarily to a $996, or 4.0%, increase in comparative average selling price per vehicle, which increased revenue by $71.1 million, offset by the decrease in retail unit sales, which decreased revenue by $3.5 million. The increase from 2003 to 2004 is due to an $99.2 million, or 6.9%, increase in same store revenues, coupled with a $245.4 million increase from net dealership acquisitions during the year. The same store revenue increase is due to a $1,928, or 8.7%, increase in comparative average selling price per unit, which increased revenue by $122.7 million, offset by the 1.6% decrease in retail unit sales, which decreased revenue by $23.5 million.

Gross Profit

Retail gross profit from used vehicle sales increased $28.0 million, or 17.1%, from 2004 to 2005 and increased $26.1 million, or 19.0%, from 2003 to 2004. The increase from 2004 to 2005 is due to a $14.1 million, or 9.1%, increase in same store gross profit coupled with a $13.9 million increase from net dealership acquisitions during the year. The same store gross profit increase is due primarily to a $202, or 9.3%, increase in average gross profit per used vehicle retailed. The increase from 2003 to 2004 is due to a $13.1 million, or 10.3%, increase in same store gross profit coupled with a $13.0 million increase from net dealership acquisitions during the year. The same store gross profit increase is due to a $238, or 12.1%, increase in average gross profit per used vehicle retailed, which increased gross profit by $15.1 million offset by the 1.6% decrease in used retail unit sales, which decreased gross profit by $2.0 million.

Finance and Insurance Data			2005 vs. 2004				2004 vs. 2003
	2005	2004	Change	% Change	2004	2003	Change	% Change
Total retail unit sales	257,865	235,117	22,748	9.7%	235,117	215,113	20,004	9.3%
Total same store retail unit sales	228,341	224,643	3,698	1.6%	206,044	204,228	1,816	0.9%

Finance and insurance revenue	$236.7	$208.2	$28.5	13.7%	$208.2	$176.3	$31.9	18.1%
Same store finance and insurance revenue	$219.2	$201.1	$18.1	9.0%	$186.6	$168.5	$18.1	10.7%

Finance and insurance revenue per unit	$918	$886	$32	3.6%	$886	$820	$66	8.1%
Same store finance and insurance revenue per unit	$960	$895	$65	7.3%	$906	$825	$81	9.8%

Finance and insurance revenue increased $28.5 million, or 13.7%, from 2004 to 2005 and increased $31.9 million, or 18.1%, from 2003 to 2004. The increase from 2004 to 2005 is due to an $18.1 million, or 9.0%, increase in same store revenues coupled with a $10.4 million increase from net dealership acquisitions during the year. The same store revenue increase is due to a $65, or 7.3%, increase in comparative average finance and insurance revenue per unit, which increased revenue by $14.6 million coupled with the 1.6% increase in retail unit sales, which increased revenue by $3.5 million. Approximately $32 of the $65 per unit increase in comparative average finance and insurance revenue per unit in 2005 was attributable to the sale of all the remaining variable profits relating to the pool of extended service contracts sold at the company’s dealerships over the past five years. The increase from 2003 to 2004 is due to a $18.1 million, or 10.7%, increase in same store revenues coupled with a $13.8 million increase from net dealership acquisitions during the year. The same store revenue increase is due to an $81, or 9.8%, increase in comparative average finance and insurance revenue per unit, which increased revenue by $16.5 million, coupled with the 0.9% increase in retail unit sales, which increased revenue by $1.6 million. Approximately $44 of the $81 increase in comparative average finance and insurance revenue per unit in 2004 was due to our Sirius Satellite Radio promotion agreement, which was new in 2004.

Service and Parts Data			2005 vs. 2004				2004 vs. 2003
	2005	2004	Change	% Change	2004	2003	Change	% Change
Service and parts revenue	$1,085.0	$921.8	$163.2	17.7%	$921.8	$733.4	$188.4	25.7%
Same store service and parts revenue	$943.6	$875.4	$68.2	7.8%	$779.4	$688.3	$91.1	13.2%

Gross profit	$591.7	$497.8	$93.9	18.9%	$497.8	$391.8	$106.0	27.1%
Same store gross profit	$517.9	$471.1	$46.8	9.9%	$417.8	$367.2	$50.6	13.8%

Gross margin	54.5%	54.0%	0.5%	0.9%	54.0%	53.4%	0.6%	1.1%
Same store gross margin	54.9%	53.8%	1.1%	2.0%	53.6%	53.4%	0.2%	0.4%

Revenues

Service and parts revenue increased $163.2 million, or 17.7%, from 2004 to 2005 and increased $188.4 million, or 25.7%, from 2003 to 2004. The increase from 2004 to 2005 is due to a $68.2 million, or 7.8%, increase in same store revenues, coupled with a $95.0 million increase from net dealership acquisitions during the year. The increase from 2003 to 2004 is due to a $91.1 million, or 13.2%, increase in same store revenues, coupled with a $97.3 million increase from net dealership acquisitions during the year.

We believe that our service and parts business is being positively impacted by the growth in total retail unit sales at our dealerships in recent years, enhancements of maintenance programs and certified pre-owned programs offered by certain manufacturers, and capacity increases in our service and parts operations resulting from our facility improvement and expansion programs.

Gross Profit

Service and parts gross profit increased $93.9 million, or 18.9%, from 2004 to 2005 and increased $106.0 million, or 27.1%, from 2003 to 2004. The increase from 2004 to 2005 is due to a $46.8 million, or 9.9%, increase in same store gross profit, coupled with a $47.1 million increase from net dealership acquisitions during the year. The same store gross profit increase is due to the $68.2 million, or 7.8%, increase in revenues, which increased gross profit by $37.5 million, and a 2.0% increase in gross margin, which increased gross profit by $9.3 million. The increase from 2003 to 2004 is due to a $50.6 million, or 13.8%, increase in same store gross profit, coupled with a $55.4 million increase from net dealership acquisitions during the year. The same store gross profit increase is due to the $91.1 million, or 13.2%, increase in revenues, which increased gross profit by $48.6 million, and a 0.4% increase in gross margin, which increased gross profit by $2.0 million.

Selling, General and Administrative

Selling, general and administrative or “SG&A” expenses increased $179.1 million, or 17.5%, from 2004 to 2005 and increased $183.1 million, or 21.9%, from 2003 to 2004. The aggregate increase from 2004 to 2005 is primarily due to an $87.8 million, or 9.1%, increase in same store SG&A expenses coupled with an $91.3 million increase from net dealership acquisitions during the year. The aggregate increase in SG&A expenses from 2003 to 2004 is primarily due to a $80.5 million, or 10.3%, increase in same store SG&A expenses, coupled with a $102.6 million increase from net dealership acquisitions during the year. The increase in same store SG&A expenses is due in large part to (1) increased variable selling expenses, including increases in variable compensation, as a result of the 8.8% and 10.8% increase in retail gross profit over the prior year in 2005 and 2004, respectively, (2) increased rent and related costs in both years due in part to our facility improvement and expansion program, (3) increased advertising and promotion caused by the overall competitiveness of the retail vehicle market, and (4) $1.9 million of severance charges in 2005. Such increases were offset in part in 2004 by an $8.4 million refund of U.K. consumption taxes. SG&A expenses as a percentage of total revenue were 11.9%, 11.5% and 11.4% in 2005, 2004 and 2003, respectively and as a percentage of gross profit were 78.3%, 77.6% and 77.8% in 2005, 2004 and 2003, respectively.

Depreciation and Amortization

Depreciation and amortization increased $1.3 million, or 3.4%, from 2004 to 2005 and increased $10.8 million, or 40.6%, from 2003 to 2004. The increase from 2004 to 2005 is due to a $2.7 million increase from net dealership acquisitions during the year, offset by a $1.4 million, or 3.7%, decrease in same store depreciation and amortization. The same store decrease is due primarily to the effect of costs recognized in 2004 related to the relocation of certain U.K. franchises, offset by increases due in large part to our facility improvement and expansion program. The increase from 2003 to 2004 is due to an $8.9 million, or 34.4%, increase in same store depreciation and amortization, coupled with a $1.9 million increase from net dealership acquisitions during the year. The same store increase is due in large part to our facility improvement and expansion program.

Floor Plan Interest Expense

Floor plan interest expense increased $7.3 million, or 16.6%, from 2004 to 2005 and increased $6.0 million, or 15.8%, from 2003 to 2004. The increase from 2004 to 2005 is due to a $2.7 million, or 6.5%, increase in same store floor plan interest expense, coupled with a $4.5 million increase from net dealership acquisitions during the year. The same store increase is due primarily to a net increase in our weighted average borrowing rate during 2005 compared to 2004. The increase from 2003 to 2004 is due to a $2.5 million, or 6.9%, increase in same store floor plan interest expense, coupled with a $3.5 million increase from net dealership acquisitions during the year. The same store increase is due primarily to a net increase in our weighted average borrowing rate during 2004 compared to 2003, offset by a decrease in average floor plan notes outstanding.

Other Interest Expense

Other interest expense increased $6.4 million, or 14.9%, from 2004 to 2005 and increased $0.2 million, or 0.5%, from 2003 to 2004. The increase from 2004 to 2005 is due primarily to an increase in our weighted average borrowing rate during 2005 compared to 2004.

Income Taxes

Income taxes increased $2.3 million, or 3.4%, from 2004 to 2005 and increased $15.3 million, or 29.2%, from 2003 to 2004. The increase from 2004 to 2005 is due primarily to our increase in pre-tax income versus the prior year, offset in part by a reduction in our effective state income tax rate. The increase from 2003 to 2004 is due primarily to an increase in pre-tax income versus the prior year, offset in part by a reduction in our effective rate resulting from an increase in the relative proportion of our income from our U.K. operations, which are taxed at a lower rate, coupled with a reduction in our effective state income tax rate.

Liquidity and Capital Resources

Our cash requirements are primarily for working capital, inventory financing, the acquisition of new dealerships, the improvement and expansion of existing facilities, the construction of new facilities and dividends. Historically, these cash requirements have been met through cash flow from operations, borrowings under our credit agreements and floor plan arrangements, the issuance of debt securities, sale-leaseback transactions or the issuance of equity securities. As of December 31, 2005, we had working capital of $217.6 million, including $9.0 million of cash available to fund our operations and capital commitments. In addition, we had $314.5 million and £57.0 million ($98.0 million) available for borrowing under our U.S. credit agreement and our U.K. credit agreement, respectively, each of which are discussed below.

     We paid dividends of five and one half cents per share on March 1, 2005, June 1, 2005 and September 1, 2005 and six cents per share on December 1, 2005 and March 1, 2006. Future quarterly or other cash dividends will depend upon our earnings, capital requirements, financial condition, restrictions on any then existing indebtedness and other factors considered relevant by our Board of Directors.

     We have grown primarily through the acquisition of automotive dealerships. We believe that cash flow from operating activities and our existing capital resources, including the liquidity provided by our credit agreements and floor plan financing arrangements, will be sufficient to fund our operations and commitments for at least the next twelve months. To the extent we pursue additional significant acquisitions; we may need to raise additional capital either through the public or private issuance of equity or debt securities or through additional bank borrowings. We may not have sufficient availability under our credit agreements to finance significant additional acquisitions. In certain circumstances, a public equity offering could require the prior approval of certain automobile manufacturers. In connection with any potential significant acquisitions, there is no assurance that we would be able to access the capital markets or increase our borrowing capabilities on terms acceptable to us, if at all.

Inventory Financing

We finance substantially all of our new and a portion of our used vehicle inventories under revolving floor plan notes payable with various lenders. In the U.S., the floor plan arrangements are due on demand; however, we are generally not required to make loan principal repayments prior to the sale of the vehicles financed. We typically make monthly interest payments on the amount financed. In the U.K., substantially all of our floor plan arrangements are payable on demand or have an original maturity of 90 days or less and we are generally required to repay floor plan advances at the earlier of the sale of the vehicles financed or the stated maturity.

The floor plan agreements grant a security interest in substantially all of the assets of our dealership subsidiaries. Interest rates under the floor plan arrangements are variable and increase or decrease based on changes in the prime rate or LIBOR, as defined. The weighted average interest rate on floor plan borrowings was 5.4%, 5.1% and 4.5% for the years ended December 31, 2005, 2004 and 2003, respectively. We receive non-refundable credits from certain of our vehicle manufacturers, which are treated as a reduction of cost of goods sold as vehicles are sold. Such credits amounted to $32.1 million, $28.6 million and $26.1 million during the years ended December 31, 2005, 2004 and 2003, respectively.

U.S. Credit Agreement

Our credit agreement with DaimlerChrysler Services Americas LLC and Toyota Motor Credit Corporation, as amended effective October 1, 2004, provides for up to $600.0 million in revolving loans for working capital, acquisitions, capital expenditures, investments and for other general corporate purposes, and for an additional $50.0 million of availability for letters of credit, through September 30, 2008. The revolving loans bear interest between defined LIBOR plus 2.60% and defined LIBOR plus 3.75% .

The U.S. credit agreement is fully and unconditionally guaranteed on a joint and several basis by our domestic subsidiaries and contains a number of significant covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. We are also required to comply with specified financial and other tests and ratios, each as defined in the U.S. credit agreement, including: a ratio of current assets to current liabilities, a fixed charge coverage ratio, a ratio of debt to stockholders’ equity, a ratio of debt to earnings before income taxes, depreciation and amortization, or EBITDA, a ratio of domestic debt to domestic EBITDA, and a measurement of stockholders’ equity. A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of the amounts owed. As of December 31, 2005, we were in compliance with all covenants under the U.S. credit agreement, and we believe we will remain in compliance with such covenants for the foreseeable future. In making such determination, we have considered our current margin of compliance with the covenants and expected future results of operations, working capital requirements, acquisitions, capital expenditures and investments in the U.S. See “Risk Factors”.

The U.S. credit agreement also contains typical events of default, including change of control, non-payment of obligations and cross-defaults to our other material indebtedness. Substantially all of our domestic assets not pledged as security under floor plan arrangements are subject to security interests granted to lenders under the U.S. credit agreement. As of December 31, 2005, outstanding borrowings and letters of credit under the U.S. credit agreement amounted to $272.0 million and $13.5 million, respectively.

U.K. Credit Agreement

Our subsidiaries in the U.K., referred to as our U.K. Subsidiaries, are party to a credit agreement with the Royal Bank of Scotland dated February 28, 2003, as amended, which provides for up to £65.0 million in revolving and term loans to be used for acquisitions, working capital, and general corporate purposes. Revolving loans under the U.K. credit agreement have an original maturity of 90 days or less and bear interest between defined LIBOR plus 0.85% and defined LIBOR plus 1.25% . The U.K. credit agreement also provides for an additional seasonally adjusted overdraft line of credit up to a maximum of £15.0 million. Term loan capacity under the U.K. credit agreement was originally £10.0 million, which is reduced by £2.0 million every six months. As of December 31, 2005, term loan capacity under the U.K. credit agreement amounted to £2.0 million. The remaining £55.0 million of revolving loan capacity matures on March 31, 2007.

The U.K. credit agreement is fully and unconditionally guaranteed on a joint and several basis by our U.K. Subsidiaries, and contains a number of significant covenants that, among other things, restrict the ability of our U.K. Subsidiaries to pay dividends, dispose of assets, incur additional indebtedness, repay other indebtedness, create liens on assets, make investments or acquisitions and engage in mergers or consolidations. In addition, our U.K. Subsidiaries are required to comply with specified ratios and tests, each as defined in the U.K. credit agreement, including: a measurement of net worth, a debt to capital ratio, an EBITDA to interest expense ratio, a measurement of maximum capital expenditures, a debt to EBITDA ratio, and a fixed charge coverage ratio. A breach of these requirements would give rise to certain remedies under the agreement, the most severe of which is the termination of the agreement and acceleration of the amounts owed. As of December 31, 2005, we were in compliance with all covenants under the U.K. credit agreement, and we believe that we will remain in compliance with such covenants for the foreseeable future. In making such determination, we have considered the current margin of compliance with the covenants and the expected future results of operations, working capital requirements, acquisitions, capital expenditures and investments in the U.K.

The U.K. credit agreement also contains typical events of default, including change of control and non-payment of obligations. Substantially all of our U.K. Subsidiaries’ assets not pledged as security under floor plan arrangements are subject to security interests granted to lenders under the U.K. credit agreement. The U.K. credit agreement also has cross-default provisions that trigger a default in the event of an uncured default under other material indebtedness of our U.K. Subsidiaries. As of December 31, 2005, there were no outstanding borrowings under the U.K. credit agreement.

Senior Subordinated Notes

We have outstanding $300.0 million aggregate principal amount of 9.625% senior subordinated notes due 2012, referred to as the 9.625% Notes. The 9.625% Notes are unsecured senior subordinated notes and subordinate to all existing and future senior debt, including debt under our credit agreements and floor plan indebtedness. The 9.625% Notes are guaranteed by substantially all domestic subsidiaries on a senior subordinated basis. We can redeem all or some of the 9.625% Notes at our option beginning in 2007 at specified redemption prices. Upon a change of control, each holder of 9.625% Notes will be able to require us to repurchase all or some of the 9.625% Notes at a redemption price of 101% of their principal amount. The 9.625% Notes also contain customary negative covenants and events of default. As of December 31, 2005, we were in compliance with all negative covenants and there were no events of default.

3.5% Convertible Senior Subordinated Notes

On January 31, 2006, we issued $375.0 million of 3.50% senior subordinated convertible notes due 2026, referred to as the Convertible Notes, and related guarantees, which together with the Convertible Notes, are referred to as the Securities. In a private offering, referred to as the Offering, to qualified institutional buyers under Rule 144A of the Securities Act of 1933. The Securities bear interest at an annual rate of 3.50% . Interest is payable semiannually on April 1 and October 1 of each year, beginning on October 1, 2006. The Securities mature on April 1, 2026, unless earlier converted, redeemed or purchased by us. The Securities are our unsecured senior subordinated obligations and are guaranteed on an unsecured senior subordinated basis by our existing wholly owned domestic subsidiaries.

Holders may convert the Securities based on a conversion rate of 42.2052 shares of our common stock per $1,000 principal amount of the Securities (which is equal to an initial conversion price of approximately $23.69 per share), subject to adjustment, only under the following circumstances: (1) if the closing price of our common stock reaches, or the trading price of the Securities falls below, specific thresholds, (2) if the Securities are called for redemption, (3) if specified distributions to holders of our common stock are made or specified corporate transactions occur, (4) if a fundamental change occurs, or (5) during the ten trading days prior to, but excluding, the maturity date. Upon conversion of the Securities, in lieu of shares of our common stock, for each $1,000 principal amount of the Securities, a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, determined in the manner set forth in the Indenture, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining value deliverable upon conversion. If a Holder elects to convert its Securities in connection with certain events that constitute a change of control on or before April 6, 2011, we will pay, to the extent described in the related indenture, a make-whole premium by increasing the conversion rate applicable to such Securities.

In addition, we will pay contingent interest in cash with respect to any six-month period from April 1 to September 30 and from October 1 to March 31, commencing with the six-month period beginning on April 1, 2011 and ending on September 30, 2011, if the average trading price of a Security for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of the Security. On or after April 6, 2011, we may redeem the Securities, in whole at any time or in part from time to time, for cash at a redemption price of 100% of the principal amount of the Securities to be redeemed, plus any accrued and unpaid interest to the applicable redemption date. Holders of the Securities may require us to purchase all or a portion of their Securities for cash on each of April 1, 2011, April 1, 2016 and April 1, 2021 at a purchase price equal to 100% of the principal amount of the Securities to be purchased, plus accrued and unpaid interest, if any, to, the applicable purchase date. In addition, if we experience certain fundamental change events specified in the related indenture, holders of the Securities will have the option to require us to purchase for cash all or a portion of their Securities, subject to specified exceptions, at a price equal to 100% of the principal amount of the Securities, plus accrued and unpaid interest, if any, to the fundamental change purchase date.

     In connection with the offering, we agreed to file with the Securities and Exchange Commission within 120 days after the date of original issuance of the Securities a shelf registration statement to register resales of the Securities and the shares of common stock issuable upon conversion of the Securities. We will use commercially reasonable efforts to (i) cause such shelf registration statement to become effective within 210 days after the original issuance of the Securities and (ii) to keep the shelf registration statement effective until the earlier of (1) two years from the date the shelf registration statement is declared effective by the SEC, (2) the sale pursuant to the shelf registration statement of the Securities and all of the shares of common stock issuable upon conversion of the Securities, and (3) the date when the holders, other than the holders that are our “affiliates,” of the Securities and the common stock issuable upon conversion of the Securities are able to sell or transfer all such securities immediately without restriction pursuant to Rule 144 (or any similar provision then in force) under the Securities Act. If we fail to comply with our obligations to register the Securities and the common stock issuable upon conversion of the Securities, the registration statement does not become effective within the specified time period, or the shelf registration statement ceases to be effective or fails to be usable for certain periods of time, in each case subject to certain exceptions provided in the registration rights agreement, we will be required to pay additional interest, subject to some limitations, to the holders of the securities.

Share Repurchase.

In connection with the Offering we repurchased 1,000,000 shares of our outstanding common stock on January 26, 2006 for $18.96 million, or $18.96 per share.

Interest Rate Swaps

We are party to an interest rate swap agreement through January 2008 pursuant to which a notional $200.0 million of our U.S. floating rate debt was exchanged for fixed rate debt. The swap was designated as a cash flow hedge of future interest payments of LIBOR based U.S. floor plan borrowings. As of December 31, 2005, we expect approximately $0.3 million associated with the swap to be recognized as a reduction of interest expense over the next twelve months.

Other Financing Arrangements

In the past, we have entered into sale-leaseback transactions to finance certain property acquisitions and capital expenditures, pursuant to which we sell property and/or leasehold improvements to a third-party and agree to lease those assets back for a certain period of time. We believe we will continue to utilize these types of transactions in the future. Such sales generate proceeds which vary from period to period. Proceeds from sale-leaseback transactions were $118.5 million, $149.1 million and $133.4 million during the years ended December 31, 2005, 2004 and 2003, respectively. Commitments under such leases are included in the table of contractual payment obligations below.

Off-Balance Sheet Arrangements

We are not party to any off-balance sheet arrangements.

Capital Transaction

On March 26, 2004, we sold an aggregate of 8,100,000 shares of our common stock to Mitsui & Co., Ltd. and Mitsui & Co. (U.S.A.), Inc. for $119.4 million, or $14.75 per share. The proceeds of the sale were used for general corporate purposes, which included reducing outstanding indebtedness under our credit agreements.

Cash Flows

We have restated our 2004 and 2003 consolidated statements of cash flows to reflect the repayment of floor plan obligations in connection with acquisitions and dispositions as cash transactions to comply with guidance under SFAS No. 95, “Statement of Cash Flows.” More specifically, with respect to acquisitions, we have restated our consolidated statements of cash flows to reflect the repayment of seller floor plan notes payable obligations by our floor plan lender as additional cost of dealership acquisitions with corresponding borrowings of floor plan notes payable-non-trade. Similarly, with respect to dispositions, we have restated our consolidated statements of cash flows to reflect the repayment of our floor plan notes payable by the purchaser’s floor plan lender as additional transaction proceeds with corresponding repayments of floor plan notes payable trade or non-trade as appropriate.

Previously, all such activity was treated as a non-cash acquisition or disposition of inventory and floor plan notes payable. A summary of the significant effects of the restatement are as follows:

	Year Ended December 31,
	2004	2003
Net cash from continuing operating activities as previously reported	$247,447	$24,264
Discontinued operations	(12,464)	35,151
Recognition of floor plan balances as cash transactions	40,751	11,063
Net cash from continuing operating activities, as restated	$275,734	$70,478

Net cash from continuing investing activities as previously reported	$(237,366)	$(178,218)
Discontinued operations	3,444	3,597
Recognition of floor plan balances as cash transactions	(40,751)	(24,585)
Net cash from continuing investing activities, as restated	$(274,673)	$(199,206)

Net cash from continuing financing activities as previously reported	$(27,176)	$130,894
Discontinued operations	4,277	(44,642)
Recognition of floor plan balances as cash transactions	—	13,522
Net cash from continuing financing activities, as restated	$(22,899)	$99,774

Cash and cash equivalents decreased by $14.6 million during the year ended December 31, 2005, and increased by $5.6 million and $6.1 million during the years ended December 31, 2004 and 2003, respectively. The major components of these changes are discussed below.

Cash Flows from Continuing Operating Activities

Cash provided by operating activities was $174.7 million, $275.7 million and $70.5 million during the years ended December 31, 2005, 2004 and 2003, respectively. Cash flows from operating activities include net income adjusted for non-cash items and the effects of changes in working capital.

We finance substantially all of our new and a portion of our used vehicle inventories under revolving floor plan notes payable with various lenders. We report all cash flows arising in connection with floor plan notes payable to the manufacturer of a particular new vehicle as an operating activity in our statement of cash flows and all cash flows arising in connection with floor plan notes payable to a party other than the manufacturer of a particular new vehicle and all floor plan notes payable relating to pre-owned vehicles as a financing activity in our statement of cash flows in accordance with the guidance under SFAS No. 95, “Statement of Cash Flows.”

We believe that changes in aggregate floor plan liabilities are directly linked to changes in vehicle inventory and, therefore, are an integral part of understanding changes in our working capital and operating cash flow. Consequently, we have provided below a reconciliation of cash flow from operating activities as reported in our condensed consolidated statement of cash flows as if all changes in vehicle floor plan were classified as an operating activity.

	Year Ended December 31,
	2005	2004	2003
Net cash from operating activities as reported	$174,734	$275,734	$70,478
Floor plan notes payable — non-trade as reported	17,641	(55,671)	119,496
Net cash from operating activities including all floor plan notes payable	$192,375	$220,063	$189,974

Cash Flows from Continuing Investing Activities

Cash used in investing activities was $227.4 million, $274.7 million and $199.2 million during the years ended December 31, 2005, 2004 and 2003, respectively. Cash flows from investing activities consist primarily of cash used for capital expenditures, proceeds from sale-leaseback transactions and net expenditures for dealership acquisitions. Capital expenditures were $219.0 million, $227.3 million and $194.6 million during the years ended December 31, 2005, 2004 and 2003, respectively. Capital expenditures relate primarily to improvements to our existing dealership facilities and the construction of new facilities. Proceeds from sale-leaseback transactions were $118.5 million, $149.1 million and $133.4 million during the years ended December 31, 2005, 2004 and 2003, respectively. Cash used in business acquisitions, net of cash acquired, was $126.9 million, $210.0 million and $137.9 million during the years ended December 31, 2005, 2004 and 2003, respectively. Cash flows from investing activities include $13.6 million of proceeds received from the sale of an investment during the year ended December 31, 2004.

Cash Flows from Continuing Financing Activities

Cash provided by financing activities was $2.7 million and $99.8 million during the years ended December 31, 2005 and 2003, respectively, and cash used in financing activities was $22.9 million during the year ended December 31, 2004. Cash flows from financing activities include borrowings and repayments of long-term debt, net borrowings or repayments of floor plan notes payable non-trade, proceeds from the issuance of common stock, including proceeds from the exercise of stock options, repurchases of common stock and dividends. We had net borrowings of long-term debt of $2.4 million during the year ended December 31, 2005. We had net repayments of long-term debt of $74.3 million and $25.5 million during the years ended December 31, 2004 and 2003, respectively. We had net borrowings of floor plan notes payable non-trade of $17.6 million and $119.5 million during the years ended December 31, 2005 and 2003, respectively, and net repayments of floor plan notes payable non-trade of $55.7 million during the year ended December 31, 2004. During the years ended December 31, 2005, 2004 and 2003, we received proceeds of $3.5 million, $125.4 million and $9.9 million, respectively, from the issuance of common stock. During the years ended December 31, 2005, 2004 and 2003, we paid $20.8 million, $18.4 million and $4.1 million, respectively, of cash dividends to our stockholders.

Contractual Payment Obligations

The table below sets forth our best estimates as to the amounts and timing of future payments relating to our most significant contractual obligations as of December 31, 2005. The information in the table reflects future unconditional payments and is based upon, among other things, the terms of any relevant agreements. Future events, including acquisitions, divestitures, entering into new operating lease agreements, the amount of borrowings under our credit agreements and floor plan arrangements and purchases or refinancing of our securities, could cause actual payments to differ significantly from these amounts. See “Forward-Looking Statements.” Our obligation relating to the $375.0 million of 3.5% senior subordinated notes due 2026 issued on January 31, 2006 is not included in the table but are discussed above under “3.5% Convertible Senior Subordinated Notes.”

	Payments due in

	Total	2006	2007	2008	2009	2010	Thereafter

	(in millions)
Floorplan Notes Payable(A)	$1,172.9	$1,172.9	$—	$—	$—	$—	$—
U.S. Credit Agreement(B)	$272.0	$—	$—	$272.0	$—	$—	$—
U.K. Credit Agreement(B)	$—	$—	$—	$—	$—	$—	$—
9.625% Senior Subordinated Notes	$300.0	$—	$—	$—	$—	$—	$300.0
Other Debt	$8.2	$3.5	$3.8	$0.2	$0.2	$0.5	$—
Mandatory minority interest repurchase	$2.7	$—	$—	$2.7	$—	$—	$—
Scheduled Interest Payments(C)	$202.9	$29.2	$29.2	$28.9	$28.9	$28.9	$57.8
Operating Lease Commitments	$1609.8	$123.1	$118.9	$115.9	$112.7	$107.9	$1,031.3
	$3,568.5	$1,328.7	$151.9	$419.7	$141.8	$137.3	$1,389.1

______________________

(A)	Floor plan notes payable are revolving financing arrangements. Payments are generally made as required pursuant to the floor plan borrowing agreements.

(B)	Commitments under letters of credit expire concurrently with the expiration of our credit agreements.

(C)	Estimates of future variable rate interest payments under floorplan notes payable and our credit agreements are excluded.

We expect that the amounts above will be funded through cash flow from operations. In the case of balloon payments at the end of the terms of our debt instruments, we expect to be able to refinance such instruments in the normal course of business.

Commitments

We have entered into an agreement with a third party to jointly acquire and manage dealerships in Indiana, Illinois, Ohio, North Carolina and South Carolina. With respect to any joint venture relationship established pursuant to this agreement, we are required to repurchase our partner’s interest at the end of the five-year period following the date of formation of the joint venture relationship. Pursuant to this arrangement, we entered into a joint venture agreement with respect to our Honda of Mentor dealership in Ohio. We are required to repurchase our partners’ interest in this joint venture in July 2008. We expect this payment to be approximately $2.7 million.

Related Party Transactions

Stockholders Agreement

Roger S. Penske, our Chairman of the Board and Chief Executive Officer, is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and through entities affiliated with Penske Corporation, our largest stockholder owning approximately 41% of our outstanding common stock. Mitsui & Co., Ltd. and Mitsui & Co. (USA), Inc. (collectively, “Mitsui”) own approximately 15% of our outstanding common stock. Mitsui, Penske Corporation and certain other affiliates of Penske Corporation are parties to a stockholders agreement pursuant to which the Penske affiliated companies agreed to vote their shares for one director who is a representative of Mitsui. In turn, Mitsui agreed to vote their shares for up to fourteen directors voted for by the Penske affiliated companies. This agreement terminates in March 2014, upon the mutual consent of the parties or when either party no longer owns any of our common stock.

Mitsui Transaction

On March 26, 2004, we sold an aggregate of 8,100,000 shares of common stock to Mitsui for $119.4 million. Proceeds from the sale were used for general corporate purposes, which included reducing outstanding indebtedness under our credit agreements.

Other Related Party Interests

James A. Hislop, one of our directors, is the President, Chief Executive Officer and a managing member of Penske Capital Partners, a director of Penske Corporation and a managing director of Transportation Resource Partners, an organization that undertakes investments in transportation-related industries. Roger S. Penske also is a managing member of Penske Capital Partners and Transportation Resource Partners. Richard J. Peters, one of our directors, is a director of Penske Corporation and a managing director of Transportation Resource Partners. Eustace W. Mita and Lucio A. Noto (two of our directors) are investors in Transportation Resource Partners. One of our directors, Mr. Hiroshi Ishikawa, serves as our Executive Vice President — International Business Development and serves in a similar capacity for Penske Corporation. Robert H. Kurnick, Jr., our Vice Chairman, is also the President and a director of Penske Corporation and Paul F. Walters, our Executive Vice President — Human Resources serves in a similar human resources capacity for Penske Corporation.

Other Transactions

We are currently a tenant under a number of non-cancelable lease agreements with Automotive Group Realty, LLC and its subsidiaries (together “AGR”), which are subsidiaries of Penske Corporation. From time to time, we may sell AGR real property and improvements that are subsequently leased by AGR to us. The sale of each parcel of property is valued at a price that is independently confirmed by a third party appraiser. During 2005 and 2004, we paid $4.7 million and $5.6 million, respectively, to AGR under these lease agreements. In addition, in 2005 and 2004, we sold AGR real property and improvements for $43.9 and $30.8 million, respectively, which were subsequently leased by AGR to us. There were no gains or losses associated with these sales.

We sometimes pay to and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, or to reimburse payments made to third parties on each others’ behalf. These transactions are reviewed annually by our Audit Committee and reflect the provider’s cost or an amount mutually agreed upon by both parties, which we believe represent terms at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis.

We are currently a tenant under a number of non-cancelable lease agreements with Samuel X. DiFeo and members of his family. Mr. DiFeo served as our President and Chief Operating Officer until March 8, 2006. We paid $5.5 million during both 2005 and 2004 to Mr. DiFeo and his family under these lease agreements. We believe that when we entered into these transactions, their terms were at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis.

We have entered into joint ventures with certain related parties as more fully discussed below.

Joint Venture Relationships

From time to time, we enter into joint venture relationships in the ordinary course of business, pursuant to which we acquire dealerships together with other investors. We may also provide these dealerships with working capital and other debt financing at costs that are based on our incremental borrowing rate. As of December 31, 2005, our joint venture relationships were as follows:

Ownership
Location	Dealerships	Interest

Fairfield, Connecticut	Mercedes-Benz, Audi, Porsche	92.90% (A)(C)
Edison, New Jersey	Ferrari	70.00% (C)
Tysons Corner, Virginia	Mercedes-Benz, Maybach,	90.00% (B)(C)
Audi, Porsche, Aston Martin
Las Vegas, Nevada	Ferrari, Maserati	50.00% (D)
Mentor, Ohio	Honda	75.00% (C)
Munich, Germany	BMW, MINI	50.00% (D)
Frankfurt, Germany	Lexus, Toyota	50.00% (D)
Achen, Germany	Audi, Volkswagen, Lexus, Toyota	50.00% (D)
Mexico	Toyota	48.70% (D)
Mexico	Toyota	45.00% (D)
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(A)	An entity controlled by one of our directors, Lucio A. Noto (the “Investor”), owns a 7.8% interest in this joint venture which entitles the Investor to 20% of the operating profits of the joint venture. In addition, the Investor has an option to purchase up to a 20% interest in the joint venture for specified amounts.

(B)	Roger S. Penske, Jr. owns a 10% interest in this joint venture.

(C)	Entity is consolidated in our financial statements

(D)	Entity is accounted for under the equity method of accounting

Cyclicality

Unit sales of motor vehicles, particularly new vehicles, historically have been cyclical, fluctuating with general economic cycles. During economic downturns, the automotive retailing industry tends to experience periods of decline and recession similar to those experienced by the general economy. We believe that the industry is influenced by general economic conditions and particularly by consumer confidence, the level of personal discretionary spending, fuel prices, interest rates and credit availability.

Seasonality

Our business is modestly seasonal overall. Our U.S. operations generally experience higher volumes of vehicle sales in the second and third quarters of each year due in part to consumer buying trends and the introduction of new vehicle models. Also, demand for cars and light trucks is generally lower during the winter months than in other seasons, particularly in regions of the United States where dealerships may be subject to severe winters. The greatest U.S. seasonality exists at the dealerships we operate in northeastern and upper mid-western states, for which the second and third quarters are the strongest with respect to vehicle-related sales. Our U.K. operations generally experience higher volumes of vehicle sales in the first and third quarters of each year, due primarily to vehicle registration practices in the U.K. The service and parts business at all dealerships experiences relatively modest seasonal fluctuations.

Effects of Inflation

We believe that inflation rates over the last few years have not had a significant impact on revenues or profitability. We do not expect inflation to have any near-term material effects on the sale of our products and services. However, there can be no assurance that there will be no such effect in the future.

We finance substantially all of our inventory through various revolving floor plan arrangements with interest rates that vary based on the prime rate or LIBOR. Such rates have historically increased during periods of increasing inflation.

Risk Factors

This annual report on Form 10-K contains “forward-looking statements” which generally can be identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “estimate,” “potential,” “continue” or variations of such terms. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties and are not assurances of future performance. Actual results may differ materially from anticipated results due to a variety of factors, including those discussed under Item 1A — “Risk Factors,” which are incorporated by reference into this Item 7.